Exhibit 99.(h)(iii)(l)

AMENDMENT NO. 12

to the

EXPENSE LIMITATION AGREEMENT

This Amendment is made as of September 11, 2012 to the Expense Limitation Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on May 15, 2012, the Board of Trustees of MST approved the waiver by MCM of a portion of the investment advisory fee payable by the Munder International Small-Cap Fund under the Combined Investment Advisory Agreement between MCM and MST through May 31, 2013 (“Advisory Fee Waiver”); and

WHEREAS, the Board of Trustees of MST previously approved the waiver by MCM of advisory or administration fees and/or payment certain operating expenses in amounts sufficient to maintain annual fund operating expenses at the levels specified in the Agreement (“Expense Ratio Waiver”) for each of the Munder Bond Fund, Munder Integrity Mid-Cap Value Fund, Munder Integrity Small/Mid-Cap Value Fund, Munder International Fund — Core Equity, Munder International Small-Cap Fund, Munder Large-Cap Value and Munder Veracity Small-Cap Value Fund; and

WHEREAS, on September 11, 2012, the Board of Trustees of MST approved a change in the Expense Ratio Waiver applicable to the Munder Bond Fund effective November 1, 2012 through October 31, 2013; and

WHEREAS, on September 11, 2012, the Board of Trustees of MST approved the continuation of the Expense Ratio Waivers on behalf of the each of the Munder Integrity Mid-Cap Value Fund, Munder Integrity Small/Mid-Cap Value Fund, Munder International Fund — Core Equity, Munder International Small-Cap Fund, and Munder Veracity Small-Cap Value Fund through October 31, 2013; and

WHEREAS, MCM agrees to the foregoing.

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.              Schedule A of the Agreement is hereby replaced with the attached Schedule A effective September 11, 2012.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST		MUNDER CAPITAL MANAGEMENT

By:	/s/ Stephen J. Shenkenberg	By:	/s/ Peter K. Hoglund
	Stephen J. Shenkenberg		Peter K. Hoglund
	Vice President, Secretary & CCO		Managing Director, Chief Financial Officer

Dated:  September 11, 2012

SCHEDULE A

To the Expense Limitation Agreement

Expense Limits

Effective Through October 31, 2012:

Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

Bond Fund
Class A	0.65%
Class B	1.40%
Class C	1.40%
Class K	0.65%
Class Y	0.40%

Effective Through May 31, 2013:

MCM agrees to waive a portion of the fee payable under the Combined Investment Advisory Agreement between MST and MCM dated December 29, 2006, as amended, with respect to the Munder International Small-Cap Fund so that such Fund shall pay MCM a fee of 0.90% on all assets through May 31, 2013.

Effective Through October 31, 2013:

Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

Bond Fund
Class A	0.85%
Class B	1.60%
Class C	1.60%
Class K	0.85%
Class Y	0.60%

Integrity Mid-Cap Value Fund
Class A	1.50%
Class Y	1.25%

Integrity Small/Mid-Cap Value Fund
Class A	1.50%
Class Y	1.25%

International Fund-Core Equity
Class A	1.47%
Class C	2.22%
Class Y	1.22%
Class I	0.96%

International Small-Cap Fund
Class A	1.71%
Class C	2.46%
Class R6	1.46%
Class Y	1.46%
Class I	1.20%

Large-Cap Value Fund
Class A	1.50%
Class B	2.25%
Class C	2.25%
Class K	1.50%
Class R	1.75%
Class Y	1.25%

Veracity Small-Cap Value Fund
Class A	1.50%
Class B	2.25%
Class C	2.25%
Class K	1.50%
Class R	1.75%
Class R6	1.25%
Class Y	1.25%

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